Exhibit 10.3

FORM OF INDEX LICENSE AGREEMENT

THIS INDEX LICENSE AGREEMENT (“Agreement”) dated as of                     , 2015 (“Agreement Effective Date”), is made by and among Thomson Reuters (Markets) LLC (“Thomson Reuters”) having an office at 3 Times Square, New York, NY 10036, and WGC USA, Inc., a Delaware corporation (“WGC USA”) having an office at 510 Madison Avenue, 9th Floor, New York, NY 10022, and any Permitted Licensee Entities specified in any Schedule as an additional party hereto (collectively WGC USA and the Permitted Licensee Entities, the “WGC Parties” and each a “WGC Party” and in their capacity as Licensees, each a “Licensee” and collectively, the “Licensees”).

WHEREAS, Thomson Reuters or a Thomson Reuters Affiliate owns, calculates and maintains each of the Licensed Indices; and

WHEREAS, Thomson Reuters or a Thomson Reuters Affiliate maintains and owns rights in and to, the Thomson Reuters Marks;

and

WHEREAS, the WGC Parties wish to obtain from Thomson Reuters the right to allow the applicable WGC Parties set forth in the applicable Schedule to use the applicable Licensed Index and the applicable Licensed Thomson Reuters Marks solely to Launch and Market the applicable Permitted Licensee Products in the Licensed Territory pursuant to, and in accordance with, the terms and conditions of this Agreement (for clarity, including the terms of the License).

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, it is agreed as follows:

1.	Definitions.

(a) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

(b) “Agreement Term” shall have the meaning set forth in Section 3 herein.

(c) “Applicable Laws” means all laws, rules and regulations, and any regulatory agency, self-regulatory agency, governmental body or court ordered requirements, which directly or indirectly relate to any Permitted Licensee Entity, Permitted Licensee Product, Derived Data, Licensee Marks and/or the Composite Marks.

(d) “Approval Date” means the applicable date upon which the applicable WGC Party set forth in the applicable Schedule has received all legal and regulatory approvals required to Launch the applicable Permitted Licensee Product in a particular geographic location within the applicable Licensed Territory.

(e) “Breaching Party” means the Party (including a Permitted Licensee Entity) which is in breach of any material term or condition of this Agreement and/or of a Schedule.

(f) “Commission” means the U.S. Securities and Exchange Commission.

(g) “Composite Marks” means those names and/or marks, including any trade names, trademarks, service names and/or service marks which: (i) are hereafter developed or approved in writing by the Parties, (ii) include both any Licensed Thomson Reuters Marks and Licensee Marks, and (iii) are used to identify the Permitted Licensee Product.

(h) “Confidential Information” means, collectively, (i) any non-public documentation or other non-public materials of either Party, (ii) any Index and any information related to any Index (including any index rules), (iii) any other information related to this Agreement which is conveyed during the Term and identified as “Confidential” at the time of disclosure, and (iv) the terms of this Agreement and any Schedule. Notwithstanding the foregoing, the defined term “Confidential Information” expressly excludes: (I) any information which is available to the public or to the receiving Party of such information from sources other than the providing Party (provided that such source is not subject to a confidentiality obligation with regard to such information), (II) any information which is independently developed by the receiving Party without use of, or reference to, the information of the providing Party, (III) any information that was known to the receiving Party prior to its disclosure by the providing Party, and/or (IV) any information which is or becomes publicly available without breach of this Agreement by the receiving Party.

(i) “Control,” “Controlling” and/or “Controlled” mean that the specified Party, directly or indirectly, has the power to direct or cause the direction of the management and policies of an entity through the ownership of voting securities, by contract or otherwise.

(j) “Exclusive Territory” means the Licensed Territory.

(k) “Fees” means collectively, any and all fees, costs and expenses indicated in the applicable Schedule.

(l) “Global Gold ETF” means an exchange traded product, exchange traded fund or exchange traded note that seeks to track the performance of a Licensed Index, and whose shares or units are listed for trading on one or more securities exchanges or markets in the Licensed Territory. For the avoidance of doubt, a Global Gold ETF does not include warrants, debt instruments, options, futures contracts, derivatives, swaps, options, forwards or structured products based on a Licensed Index (including structured products that may be listed on a non-U.S. exchange but which are not marketed as an exchange traded product, exchange traded fund or exchange traded note and do not compete directly with a Global Gold ETF).

(m) “Index” means collectively, any presently existing or hereafter developed index that seeks to track a synthetic long exposure to the LBMA Gold Price and synthetic short exposure to the U.S. dollar expressed in terms of a basket of reference currencies or a single reference currency (based on the spot exchange rate or shortest tenor forward points associated with an applicable currency pair), which Thomson Reuters, or any Thomson Reuters Affiliate, may, from time to time, calculate and/or otherwise maintain, including any and all proprietary data and/or other information related thereto and Intellectual Property Rights therein. For the avoidance of doubt, each Index’s exposure to the specified currency (or currencies) (i.e., an index’s purpose and scope) shall be determined by a combination of the spot rate and/or the forward points with the shortest available duration or tenor for the given currency (or currencies). Such exposure is intended to be a one-day exposure (or the shortest available duration or tenor for the given currency (or currencies)), but the Parties recognize that such exposure could extend to multiple days due to weekends, local holidays and market closures.

(n) “Informational Materials” means those informational materials to be used by the Permitted Licensee Entity in connection with the applicable Permitted Licensee Product in the applicable Licensed Territory, including all related advertisements, brochures, promotional materials, similar informational materials, websites, fact sheets, statements of additional information, reports (annual and semi-annual), prospectuses, registration statements, any written material delivered to an investor or broker-dealer or any written materials otherwise filed with a governmental or regulatory agency.

(o) “Intellectual Property Rights” means collectively, all intellectual property rights or proprietary rights, including copyright rights (including rights in audiovisual works), moral rights, trademark rights (including logos, slogans, domain names, trademark applications, trade names, and service marks registered or otherwise), patent rights (including patent applications and disclosures), know-how, inventions, rights of priority and trade secret rights, enforceable in any country or jurisdiction in the world.

(p) “Thomson Reuters Disclaimers” means the required disclaimers of Thomson Reuters which are expressly identified as the “Thomson Reuters Disclaimers” in the applicable Schedule, as such disclaimers may be revised by Thomson Reuters from time to time.

(q) “Thomson Reuters Marks” means collectively, any presently existing or hereafter developed Thomson Reuters names and/or marks, including any trade names, trademarks, service names and/or service marks, which are used by Thomson Reuters, from time to time, including all Intellectual Property Rights therein and thereto.

(r) “Launch” means for a Permitted Licensee Entity to form a Permitted Licensee Product and make the Permitted Licensee Product available for sale.

(s) “LBMA Gold Price” means the price per troy ounce of Gold stated in U.S. dollars as set via an electronic auction process run twice daily at 10:30 a.m. and 3:00 p.m. London time each Business Day as calculated and administered by ICE Benchmark Administration Limited (“IBA”) and published by LBMA on its website. The “LBMA Gold Price PM” is the 3:00 p.m. LBMA Gold Price. IBA, an independent specialist benchmark administrator, provides the price platform, methodology and the overall administration and governance for the LBMA Gold Price.

(t) “Licensed Index” means the applicable Index identified in a Schedule to this Agreement, which Thomson Reuters licenses to Licensee, and which is expressly identified as a “Licensed Index” in such Schedule.

For the avoidance of doubt and notwithstanding anything to the contrary, the Licensed Index may be amended from time to time by Thomson Reuters or the applicable Thomson Reuters Affiliate who calculates and/or maintains the applicable Licensed Index without the prior consent of the WGC Parties; provided however, that (i) the purpose and scope of the Licensed Index shall not be materially altered during the Agreement Term, (ii) Thomson Reuters or the applicable Thomson Reuters Affiliate shall notify each of the WGC Parties at the time of and concurrent with the public announcement of such amendment and (iii) the Licensee shall have (at its election) the right to license a substitute Index, if any, under the terms of this Agreement.

(u) “Licensed Thomson Reuters Marks” means the applicable Thomson Reuters Marks which Thomson Reuters licenses to Licensee the right to permit the applicable Permitted Licensee Entity to use pursuant to a Schedule in connection with the applicable Licensed Index and the applicable Permitted Licensee Product identified in such Schedule, and which are expressly identified as the “Licensed Thomson Reuters Marks” in such Schedule.

(v) “Licensee Marks” means the trademarks subject to the Sublicense Agreement between WGC and Thomson Reuters.

(w) “Licensed Territory” means collectively, the geographic location(s) in which Thomson Reuters licenses to Licensee, the right to permit the applicable Permitted Licensee Entity to use the applicable Licensed Index and the applicable Licensed Thomson Reuters Marks, solely to Launch and Market the applicable Permitted Licensee Product. The Licensed Territory with respect to a Permitted Licensee Product shall be worldwide, except as otherwise agreed in writing by the Parties and expressly identified as the “Licensed Territory” in the Schedule applicable to the Permitted Licensee Product.

(x) “Market” or “Marketing” means for a Permitted Licensee Entity to issue, distribute, operate, manage, promote and market the Product for sale to the public at any time from and after the Launch of such Product.

(y) “Non-breaching Party” means the Party that is not in breach of any material term or condition of this Agreement and/or of a Schedule.

(z) “Party” means either Thomson Reuters or one of the WGC Parties.

(aa) “Parties” means, collectively, Thomson Reuters and the WGC Parties.

(bb) “Permitted Licensee Entity” means any Affiliate of WGC set forth in a Schedule to this Agreement.

(cc) “Permitted Licensee Product” means a Global Gold ETF. As used herein, “Permitted Licensee Product” does not include, without limitation, warrants, debt instruments, options, futures contracts, derivatives, swaps, options, forwards or structured products (including structured products that may be listed on a non-U.S. exchange but which are not marketed as a direct competitor to a Global Gold ETF) on the Licensed Index or the value of the shares of the Permitted Licensee Product.

(dd) “Person” shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or another entity, including a governmental entity (or any department, agency or political subdivision thereof).

(ee) “Product” means any Permitted Licensee Product sponsored by Licensee with respect to which Licensee exercises investment discretion in its capacity as manager, investment adviser, trustee, or in some comparable capacity.

(ff) “Product Exclusivity” means the right of the applicable Permitted Licensee Entity, during the applicable Product Exclusivity Period, to exclusively use the Licensed Index and Licensed Thomson Reuters Marks set forth in such Schedule in connection with a Global Gold ETF, solely to Launch and Market the applicable Permitted Licensee Product in the applicable Exclusive Territory. For clarity, the Product Exclusivity shall not be construed to limit Thomson Reuters’ ability to license the Licensed Thomson Reuters Marks to third-parties with respect to other indexes and other products (i.e., other than a Licensed Index or a Global Gold ETF).

(gg) “Product Exclusivity Period” means the period of time for which Thomson Reuters has expressly granted Product Exclusivity with respect to the applicable Permitted Licensee Entity for an Exclusive Territory. The Product Exclusivity Period for a Permitted Licensee Product shall commence on the applicable Schedule Effective Date and continue through the end of the Schedule Term, except as otherwise agreed in writing by the Parties and expressly identified in the Schedule applicable to the Permitted Licensee Product.

(hh) “Regulatory Correspondence” is defined in Section 6(c).

(ii) “Schedule” means a schedule to this Agreement which may be entered into, from time to time, by and between Thomson Reuters, and/or a Thomson Reuters Affiliate, and a Permitted Licensee Entity, which schedule: (i) shall be substantially in the form attached hereto as Exhibit A, and (ii) shall, at a minimum, expressly set forth the applicable: (A) Licensed Index, (B) Licensed Thomson Reuters Marks, (C) Permitted Licensee Product, (D) Licensed Territory, (E) Fees, (F) if and to the extent applicable, the Product Exclusivity Period, and Exclusive Territory, (G) Schedule Term, (H) Schedule Renewal Term, and (I) Thomson Reuters Disclaimers.

(jj) “Schedule Effective Date” means the effective date of a Schedule as set forth in such Schedule.

(kk) “Schedule Initial Term” means the initial term of a Schedule. The Schedule Initial Term shall be a period of three years from the Schedule Effective Date, except as otherwise agreed in writing by the Parties and expressly identified as the “Schedule Initial Term” in such Schedule.

(ll) “Schedule Term” means collectively for a Schedule, the Schedule Initial Term and any and all Schedule Renewal Terms for such Schedule.

(mm) “Taxes” means collectively, any and all sales, use, excise, services, consumption and other taxes or duties which are assessed as a result of the License, this Agreement, a Schedule and/or the Fees.

2.	Grant of License.

(a) Subject to the terms and conditions of this Agreement and the applicable Schedule, Thomson Reuters hereby grants to Licensees, a non-transferable, exclusive (in the Exclusive Territory), revocable, limited license for the Schedule Term (“License”), for Licensee to permit any Permitted Licensee Entity (and the permitted third-party service providers of a Permitted Licensee Entity for use solely for the benefit of such Permitted Licensee Entity (such third-party service providers collectively “Authorized Third-Party Service Providers”), pursuant to the terms of the License, solely to:

(i) Use, reproduce and distribute the Licensed Index, including any published methodology, performance data and index levels (“Index Data”), to Launch and Market the Permitted Licensee Product in the Licensed Territory;

(ii) Use and refer to the Licensed Thomson Reuters Marks: (A) to Launch and Market the Permitted Licensee Product in the Licensed Territory solely to indicate that Thomson Reuters is the source of the Licensed Index upon which such Permitted Licensee Product is based, and (B) as reasonably necessary to: (1) Launch and Market the Permitted Licensee Product in the Licensed Territory, and/or (2) to otherwise perform the terms and conditions of this Agreement and the applicable Schedule; and

(iii) Use the applicable Licensed Index (including the Index Data) to: (A) create derivative data from the applicable Licensed Index for use solely with the Permitted Licensee Product (“Derived Data”), and (B) publish the applicable Licensed Index and Derived Data on any Permitted Licensee Entity website relating to the applicable Permitted Licensee Product set forth in the applicable Schedule; provided, however, that no Derived Data may be created or published as part of, or used to create or publish, an index that is substantially similar to the Licensed Index or any Product (other than the Permitted Licensee Product).

(b) For clarity, the provisions of Section 2(a) above (Grant of License) are expressly subject to the provisions of Section 8 herein (Proprietary Rights & Confidentiality), and to the extent there is any conflict between the provisions of Section 2(a) above (Grant of License) and the provisions of Section 8 herein (Proprietary Rights & Confidentiality), the provisions of Section 8 herein (Proprietary Rights & Confidentiality) shall control and be binding. For the avoidance of doubt, this Agreement: (i) does not grant a license to issue, market or promote options, futures or other derivative products or instruments on the Permitted Licensee Product or which are otherwise based on the Licensed Index; and (ii) requires Licensee to ensure that the Permitted Licensee Entity and any Authorized Third Party Service Providers includes the Licensed Thomson Reuters Marks in the Composite Marks (if any) which constitute the name of the Permitted Licensee Product in each instance unless: (I) Thomson Reuters expressly otherwise agrees in writing, or (II) such inclusion of the Licensed Thomson Reuters Marks in the Composite Marks which constitute the name of the Permitted Licensee Product is not permitted by any Applicable Law, in which event Licensee shall promptly notify Thomson Reuters of such prohibition and the non-inclusion of the Licensed Thomson Reuters Marks in the Composite Marks which constitute the name of the Permitted Licensee Product.

(c) The Parties acknowledge that any decision to Launch any Permitted Licensee Product shall be made solely by the Permitted Licensee Entity, subject to: (i) all relevant commercial considerations and both internal and external legal and regulatory approvals and contingencies and (ii) the completion of the Permitted Licensee Entity’s obligations as set forth in Section 6 of this Agreement.

(d) For the avoidance of doubt: (i) subject to the Product Exclusivity, nothing contained in this Agreement or a Schedule shall be construed to restrict Thomson Reuters from using, distributing and/or licensing any Licensed Index or Licensed Thomson Reuters Marks to any person or entity at any time and anywhere and/or (ii) nothing contained in this Agreement or a Schedule shall be construed to constitute a license to a Permitted Licensee Entity to use any Index or Thomson Reuters Mark other than the Licensed Index and the Licensed Thomson Reuters Marks solely for the Permitted Licensee Product set forth in a Schedule, upon the terms and conditions expressly provided herein (for clarity, including the terms of the License) and the applicable Schedule.

(e) Licensee, for itself and on behalf of each Permitted Licensee Entity, acknowledges and agrees that: (i) the Licensed Indices and the Licensed Thomson Reuters Marks are the exclusive property of Thomson Reuters and that Thomson Reuters (or the applicable Thomson Reuters Affiliate) has and retains all Intellectual Property Rights and other proprietary rights therein, (ii) except for the rights expressly provided herein (including all applicable Schedules), Thomson Reuters reserves all rights to the Licensed Indices and the Licensed Thomson Reuters Marks, (iii) neither this Agreement nor any Schedule shall be construed to transfer to any Licensee Affiliate or any other party, any ownership rights to, or equity interest in and/or to: (A) the Licensed Indices or the Licensed Thomson Reuters Marks and/or (B) any Intellectual Property Rights or other proprietary rights pertaining thereto, and (iv) subject to the terms of this Agreement (including all applicable Schedules), the Licensed Indices and the compilation and composition thereof, and any changes therein, are and will be in the complete control and sole discretion of Thomson Reuters and/or its Affiliates.

(f) Thomson Reuters agrees that during the Product Exclusivity Period applicable to a Permitted Licensee Product , neither Thomson Reuters nor any Thomson Reuters Affiliate will: (i) itself create, launch or market any Global Gold ETF, and/or (ii) license a Licensed Index to any Affiliate or third party for the purposes of creating a Global Gold ETF.

(g) Notwithstanding anything contained herein, and for clarity: if a Schedule expressly identifies an Exclusive Territory, the Product Exclusivity in such Exclusive Territory shall immediately terminate: (A) upon the expiration or earlier termination of the applicable Product Exclusivity Period and/or Schedule Term, or (B) if such Product Exclusivity is finally deemed by a court or regulatory body of competent jurisdiction to be unenforceable or illegal in any applicable jurisdiction, but in such event such Product Exclusivity shall only terminate to the extent and only in those jurisdictions which have deemed it unenforceable or illegal.

(h) Thomson Reuters acknowledges that, as between Thomson Reuters and the WGC Parties, all decisions relating to the Launch and Marketing of the Permitted Licensee Product shall be at the sole discretion of the applicable Permitted Licensee Entity, subject to the provisions set forth in Section 6 of this Agreement; provided further, that such Launch and Marketing shall be conducted in accordance with the Applicable Laws and any material violation of the Applicable Laws will be a material breach of this Agreement.

3.	Term.

Subject to Section 5 herein, the Agreement shall commence as of the Agreement Effective Date and shall remain in full force and effect for a period of three (3) years; provided, however if a WGC Party sponsors a Global Gold ETF, the Agreement shall remain in full force and effect until the business day immediately following the dissolution or winding down of the last Global Gold ETF sponsored by a WGC Party (such period, the “Agreement Term”). Notwithstanding the foregoing, in no event will the Agreement Term expire prior to, and the Agreement Term shall continue until, the expiration or earlier termination of the Schedule Term of the last Schedule then in effect.

4.	Fees.

(a) As consideration for the License granted herein, Licensee shall pay to Thomson Reuters the Fees applicable to each Schedule.

The Fees (and Taxes) shall be due and payable by Licensee, in accordance with the method of payment provisions of the applicable Schedule, as such method of payment provisions may be updated from time to time by agreement of the Parties.

(b) Unless Licensee provides Thomson Reuters with a valid and applicable exemption certificate, Licensee will promptly reimburse Thomson Reuters for any and all Taxes which Thomson Reuters is required to collect from Licensee. In addition, the Fees are exclusive of any value-added tax due as a result of this Agreement, the applicable Schedule and/or the Fees. Licensee will be responsible for any such value-added tax due and will remit such value-added tax to the relevant authorities without deduction from the Fees. Licensee and Thomson Reuters will: (i) each bear sole responsibility for all taxes, assessments and other real property related levies on its owned or leased real property and personal property (including software), franchise and privilege taxes on its business, and taxes based on its net income or gross receipts and (ii) reasonably cooperate to more accurately determine each Party’s tax liability and to minimize such liability to the extent legally permissible.

(c) During the Agreement Term and for a period of one (1) year after its expiration or earlier termination, as the case may be, Thomson Reuters shall have the right, during normal business hours and upon reasonable notice to Licensee, to audit (“Audit”) once in any twelve-month period, on a confidential basis and subject to the confidentiality provisions of this Agreement, the relevant books and records of the Licensees to the extent reasonably necessary to determine that Fees have been accurately determined and paid in accordance with the terms and conditions of this Agreement and the applicable Schedule. Each of Thomson Reuters and Licensee shall bear their own respective costs of the Audit; provided, however, that if any such Audit reveals a discrepancy of less than five percent (5%) with respect to the payments being audited, Thomson Reuters shall be solely responsible for all of the costs (i.e., its own and Licensee’s costs) associated with such Audit.

5.	Termination.

(a) Licensee or Thomson Reuters may terminate the applicable Schedule(s): (i) upon at least ninety (90) calendar days prior written notice to the other (or such lesser period of time as may be necessary pursuant to law, rule, regulation or court order), if any legislation or regulation is finally adopted or any government interpretation is issued that prevents the Permitted Licensee Entity from continuing to Launch or, Market the Permitted Licensee Products; (ii) upon ninety (90) calendar days prior notice to the other if any material litigation or material regulatory proceeding regarding the Permitted Licensee Products is commenced by a third party and such litigation or regulatory proceeding is reasonably likely to have a material and adverse effect on the good name or reputation of such Party or significantly impair such Party’s ability to perform its obligations under such Schedule; (iii) with respect to the applicable Schedule(s) for a specific Permitted Licensee Product, immediately if the applicable Permitted Licensee Entity is unable to Launch the Permitted Licensee Products because of a final adverse determination by the Commission or any other applicable regulatory body; and/or (iv) with respect to the applicable Schedule(s) for a specific Permitted Licensee Product, immediately if the applicable Permitted Licensee Entity elects to terminate the Launch of and/or fails to Launch any and/or all of the Permitted Licensee Products within ninety (90) days of the Approval Date.

(b) Thomson Reuters may terminate the applicable Schedule(s) upon at least ninety (90) calendar days prior written notice to Licensee (or such lesser period of time as may be necessary pursuant to any law, rule, regulation or court order) if: (i) any legislation or regulation is adopted or any government interpretation is issued which, in Thomson Reuters reasonable judgment, materially impairs Thomson Reuters ability to license and provide the Licensed Index or the Licensed Thomson Reuters Marks under such Schedule; or (ii) any material litigation or proceeding is commenced by a third party relating to Thomson Reuters’ ability to license and provide the Licensed Index or the Licensed Thomson Reuters Marks under such Schedule and such litigation or proceeding is reasonably likely to result in a material and adverse final ruling by a regulatory agency or court of competent jurisdiction (as applicable) on Thomson Reuters ability to continue licensing and providing the Licensed Index or the Licensed Thomson Reuters Marks pursuant to such Schedule; or (iii) Thomson Reuters elects to cease compiling, calculating and publishing values of the Licensed Index altogether for any purpose and ceases to license the Licensed Index to any person for any reason.

(c) Thomson Reuters may terminate the applicable Schedule(s), upon at least ninety (90) calendar days prior written notice to Licensee (or such lesser time as is reasonably practicable for Thomson Reuters to provide under the circumstances) if any data provider or other source: (i) ceases to provide data to Thomson Reuters necessary for providing the Licensed Index, (ii) terminates Thomson Reuters right to receive data in the form of a “feed” from such securities exchange or other source with respect to the Licensed Index, (iii) materially restricts Thomson Reuters’ right to redistribute data with respect to such Licensed Index received from such securities exchange or other source to all Permitted Licensee Entities, or (iv) institutes charges (other than nominal charges or charges which Thomson Reuters deems to be reasonable to be incurred in connection with providing the Licensed Indexes) for the provision of data to Thomson Reuters or the redistribution of data by Thomson Reuters with respect to the Licensed Index; provided however, that in each of the foregoing cases, Thomson Reuters shall have exercised commercially reasonable efforts (i) to negotiate with the applicable data provider or other source for the continued provision of the relevant data at a reasonable charge, and (ii) if Thomson Reuters is unable to secure the continued provision of the relevant data, given Licensee sufficient notice and opportunity to attempt to negotiate with the applicable data provider or other source or pay for the data provider’s or other source’s increase in charges.

(d) Notwithstanding anything to the contrary herein, Thomson Reuters shall have the right, in good faith and a commercially reasonable manner, to cease compiling, calculating and publishing values of any Licensed Index, and to terminate the applicable Schedule with respect to such Licensed Index, at any time that Thomson Reuters reasonably determines that such Licensed Index no longer meets or will not be capable of meeting the criteria established by Thomson Reuters for maintaining such Licensed Index (for example, a material change to the method by which the LBMA Gold Price or WMR fixings are determined or calculated). In such event Thomson Reuters will give Licensee at least ninety (90) calendar days prior written notice.

(e) Notwithstanding anything to the contrary herein, if there shall occur any change in law (statutory law, case law or otherwise) which materially and adversely affects the liability of index providers to third parties, and Thomson Reuters thereafter ceases entirely, by reason of such change, to engage in the business of providing indexes and/or real-time index data, Thomson Reuters shall have the right to terminate this Agreement and/or an applicable Schedule, upon at least ninety (90) calendar days prior written notice to Licensee.

(f) Notwithstanding anything to the contrary herein, a Party may terminate this agreement upon sixty (60) calendar days prior written notice to the other Party if such other Party’s acts or omissions have resulted in a material breach of the Agreement (including, but not limited to WGC USA’s Failure to Launch a Permitted Licensee Product within 18 months of the Schedule Effective Date for such Permitted Licensee Product) that is not cured to the reasonable satisfaction of the non-breaching Party.

(g) Notwithstanding anything to the contrary herein, any termination under this Section 5 shall apply only with respect to the Licensed Index to which it relates. This Agreement and/or the applicable Schedule shall remain in effect with respect to all other Licensed Indexes.

(h) In the event Thomson Reuters terminates a Schedule with respect to a Licensed Index pursuant to Sections 5(a)-(d) of the Agreement and, within two (2) years of such termination, compiles, calculates or publishes a substantially similar index to the discontinued Licensed Index, WGC USA shall have the right (but not the obligation) to license such index under substantially identical terms as the discontinued Licensed Index. In the event Thomson Reuters does not provide a substantially similar substitute index as set forth above, WGC USA shall have the right (but not the obligation) to license from Thomson Reuters the appropriate content and be granted the right to (either directly or through its designee) compile, calculate, and publish the discontinued Licensed Index (but without the continued use of any Licensed Thomson Reuters Marks) solely in connection with the Licensee Product for the remainder of the then-current Term. The Parties will negotiate in good faith a separate agreement with respect to such index, on commercially reasonable terms.

(i) After three years from the Agreement Effective Date, each party shall have the right to terminate this Agreement for any reason upon one hundred twenty (120) calendar days prior written notice to the other.

6.	Thomson Reuters Obligations; Permitted Licensee Entities’ Obligations.

(a) As a result of this Agreement, Thomson Reuters is not, and shall not be, obligated to engage in any way or to any extent in any Launch or Marketing activities in connection with the Permitted Licensee Products or in making any representation or statement to investors or prospective investors in connection with the Launch or Marketing of the Permitted Licensee Products. At Licensee’s request, Thomson Reuters will provide such applicable Permitted Licensee Entity identified to Thomson Reuters by Licensee with reasonable cooperation in connection with such Permitted Licensee Entity obtaining and maintaining regulatory approval for the Permitted Licensee Products. Thomson Reuters agrees to provide reasonable support for the Permitted Licensee Entity’s development, educational and operational efforts and requirements with respect to the Permitted Licensee Products as follows:

(i) Thomson Reuters shall reasonably respond in a timely fashion to any reasonable requests by Licensee for public information regarding the Licensed Indices. In addition, Thomson Reuters shall reasonably respond in a manner determined by Thomson Reuters, in its discretion, to any material mathematical errors made in Thomson Reuters computations of the Licensed Indices, which are brought to Thomson Reuters attention by Licensee or which otherwise come to the attention of Thomson Reuters. Any responses to any material mathematical errors may be published publicly and the Licensee (and any Permitted Licensee Entity) may be notified concurrently of Thomson Reuters’ response.

(ii) Subject to the requirement in Section 1(t) herein that the purpose and scope of the Licensed Index shall not be materially altered during the Agreement Term, Thomson Reuters shall use reasonable efforts to keep Licensee informed as to any material changes in the composition or the method of calculation of any of the Licensed Indexes through such written or electronic means consistent with Thomson Reuters’ then current procedures, which procedures may be modified by Thomson Reuters. Notwithstanding anything to the contrary in this Agreement and/or in a Schedule, except as set forth in Section 5 herein, in the event of any planned termination of a Licensed Index or any material change in the Rules governing any Licensed Index, Thomson Reuters shall use reasonable efforts to provide Licensee with notice of such termination or change as promptly as is reasonably practicable for Thomson Reuters to do so under the circumstances. Notwithstanding anything to the contrary, any notices of termination or changes to any Licensed Index may be published publicly and the Licensee (and any Permitted Licensee Entity) may be notified concurrently.

(iii) Thomson Reuters shall use commercially reasonable efforts to provide Licensee with reasonable support (e.g., participation in conference calls, prompt responses to reasonable requests for information relating to the Licensed Indexes, and reasonable requests to participate in training of internal staff), and documentation for Licensee’s presentations to its internal staff on the Permitted Licensee Products.

(b) Notwithstanding anything herein to the contrary, nothing in this Section 6 shall give any Permitted Licensee Entity the right to exercise any judgment or require any changes with respect to Thomson Reuters’ method of composing, calculating or determining the Licensed Indexes, and nothing in this Section 6(b) shall be deemed to modify the provisions of Section 10 of this Agreement.

(c) Provision of Materials. With respect to each Permitted Licensee Product, Licensee or its Affiliate shall provide Thomson Reuters with a copy of (i) each draft prospectus to be filed with the Commission (each, a “Draft Prospectus”) and (ii) the portion (if any) of all correspondence, including deficiency letters, received from, and draft responses for submission to, the Commission and any other applicable regulatory institution related to a Licensed Index, the Licensed Thomson Reuters Marks, Thomson Reuters or any Affiliates of Thomson Reuters (along with the Draft Prospectus, the “Regulatory Correspondence”). Licensee and/or its Affiliate shall not file or submit such Regulatory Correspondence until Thomson Reuters has been given the opportunity to review and comment on the description of each Licensed Index, the Licensed Thomson Reuters Marks, Thomson Reuters or any of its affiliates contained in such Regulatory Correspondence. Except as may otherwise be required by the Applicable Law, Licensee agrees to provide Thomson Reuters with a reasonable period of time to review the description of each Licensed Index, the Licensed Thomson Reuters Marks, Thomson Reuters or any of its affiliates in the Regulatory Correspondence. Thomson Reuters agrees that it shall promptly provide to Licensee comments on the Regulatory Correspondence and that any necessary approvals shall not be unreasonably withheld or delayed. Notwithstanding anything to the contrary herein, Licensee shall not be required to submit any Regulatory Correspondence for Thomson Reuters’ review and approval if the description therein of a Licensed Index, the Licensed Thomson Reuters Marks, Thomson Reuters or any of its Affiliates is substantially similar to and has previously been approved by Thomson Reuters. The obligations of the parties with respect to Regulatory Correspondence shall survive any termination of this Agreement. Licensee shall provide reasonable prior written notice to Thomson Reuters prior to a new filing of a registration statement related to a Permitted Licensee Product and any amendment of a registration statement related to a Permitted Licensee Product that references a Licensed Index, the Licensed Thomson Reuters Marks, Thomson Reuters or any of its Affiliates. For the avoidance of doubt, this Section 6(c) shall be read in conjunction with Section 7(d), and to the extent a conflict exists, Section 7(d) shall govern. To the extent Thomson Reuters timely seeks to make a change to any Regulatory Correspondence that was previously approved by Thomson Reuters, the Licensee or its Affiliates will use commercially reasonable efforts to accommodate and implement such change.

(d) Filings and Marketing Material. As set forth in Section 7(d), the Licensee shall submit to Thomson Reuters for Thomson Reuters’ review and approval all Informational Materials relating to each Permitted Licensee Product that refer to Thomson Reuters; provided, however that such Informational Materials do not need to be submitted for Thomson Reuters’ review and approval if the description therein of a Licensed Index, the Licensed Thomson Reuters Marks, Thomson Reuters or any Thomson Reuters Affiliate is substantially similar to and has previously been approved by Thomson Reuters. Thomson Reuters’ approval of such Informational Materials shall not be unreasonably withheld or delayed. Licensee shall use its commercially reasonable efforts to protect the goodwill and reputation of Thomson Reuters and its Affiliates in connection with its marketing, promotion and distribution of any Permitted Licensee Product. To the extent, Thomson Reuters seeks to make a change to an Informational Material that was previously approved by Thomson Reuters, the Licensee or its Affiliates will use commercially reasonable efforts to accommodate and implement such change. For the avoidance of doubt, this Section 6(d) shall be read in conjunction with Section 7(d), and to the extent a conflict exists, Section 7(d) shall govern. Notwithstanding anything to the contrary in this Agreement, the Licensee and the applicable Permitted Licensee Entity shall be solely responsible for the content of the Regulatory Correspondence and Information Materials (except, Thomson Reuters-Approved Content). “Thomson Reuters-Approved Content” means content (a) provided by Thomson Reuters to the Permitted Licensee Entity in writing that is related to the Licensed Thomson Reuters Marks, Thomson Reuters or any Thomson Reuters Affiliate, (b) such content must be included in its entirety without any change from such Permitted Licensee Entity and (c) such content must be approved in writing by a business Director of Thomson Reuters.

(e) Thomson Reuters Marketing Material. Subject to Licensee’s prior review and written approval (such approval not to be unreasonably withheld or delayed), Thomson Reuters may: (i) refer to the Permitted Licensee Products in advertising brochures and certain publications (other than marketing material for the Permitted Licensee Products) and (ii) use the Licensee’s name or the name of any affiliate of Licensee in any publicity release, communication with the media or advertising.

(f) Neither Party may disclose or otherwise make any public statement concerning the terms of this Agreement without the other Party’s prior written consent, which shall not be unreasonably withheld, delayed, or qualified; provided that such consent shall not be required in the case of any disclosure or statement which is reasonably determined by the Party making such disclosure to be required under any applicable law, rule or regulation including, without limitation, disclosures expressly permitted under Section 8(c). Following the execution and delivery of this Agreement, the Parties may agree to issue a joint press release announcing the entering into of this Agreement, the content and timing of which shall be mutually agreed upon in writing by the Parties.

(g) Each Schedule will be a separate agreement between Thomson Reuters or a Thomson Reuters Affiliate, on the one hand, and a Permitted Licensee Entity, on the other hand. In such event: (i) all references to “Thomson Reuters” in this Agreement will be deemed references to Thomson Reuters, or the Thomson Reuters Affiliate which entered into the Schedule, as the case may be, and (ii) all references to “Licensee” in this Agreement will be deemed references to the Permitted Licensee Entity which entered into the Schedule. Upon execution by all of the applicable parties, each Schedule will automatically be deemed a part of, and incorporated into this Agreement by reference. In the event of any conflict between this Agreement and any applicable Schedule, the terms of the applicable Schedule will govern, but only with respect to such conflicting terms and the specific Licensed Index addressed in that Schedule.

(h) Licensee will give prompt notice of Licensee’s (or, if applicable, Licensee’s Affiliate’s) resignation or termination as investment adviser, sponsor or trustee of any Permitted Licensee Entity, and will use commercially reasonable efforts to give Thomson Reuters at least three (3) months’ prior notice of such resignation or termination.

(i) Except as permitted herein, Licensee agrees, on its behalf and on the behalf of any Affiliate, that during the Product Exclusivity Period applicable to a Permitted Licensee Product , such Licensee or Affiliate will not sponsor a Global Gold ETF.

(j) With respect to each Licensed Index, Thomson Reuters shall calculate and disseminate daily end-of-day index values, which shall reflect the applicable daily weightings of each reference currency reflected in such Licensed Index. With respect to each Licensed Index, Thomson Reuters shall use commercially reasonable efforts to assist the NYSE Arca or other exchange to calculate the intraday indicative value and use its commercially reasonable efforts to provide other information with respect to such Licensed Index as may be required by the exchange on which shares of the Global Gold ETF based on such Licensed Index are listed or traded or by applicable law, rule, regulation, or order applicable to such Global Gold ETF (to the extent permitted under Thomson Reuters’ existing data licenses). In addition, when presenting performance information for a Licensed Index, Thomson Reuters shall clearly disclose the inception date of the Licensed Index (i.e., the date the index was first calculated using current market data) and distinguish between pre-inception performance information and performance information applicable to periods after the inception date.

7.	Intellectual Property Rights; Quality Control

(a) If Thomson Reuters applies for any trademark, trade name and/or any other Intellectual Property Right registrations for the Licensed Indexes or the Licensed Thomson Reuters Marks in such jurisdictions, if any, where Thomson Reuters, in its sole discretion, considers such filings appropriate, Licensee shall ensure that the Permitted Licensee Entity will at Thomson Reuters’ cost reasonably cooperate with Thomson Reuters in the application and maintenance of such rights and registrations. Licensee shall ensure that the applicable Permitted Licensee Entity shall use and include the following notice or such other language as may be approved in advance in writing by Thomson Reuters when referring to the applicable Licensed Index and/or any of the applicable Licensed Thomson Reuters Marks in any Informational Materials (provided, however, that the applicable Permitted Licensee Entity shall not be required to use or include the following notice in any Informational Materials in which Thomson Reuters otherwise requires inclusion of the Thomson Reuters Disclaimers set forth in the applicable Schedule):

Thomson Reuters and INSERT INDEX NAME are trademarks of Thomson Reuters (Markets) LLC and have been licensed for use by [PERMITTED LICENSEE ENTITY] and its affiliates. The information and INSERT INDEX NAME may not be copied, used, or distributed without Thomson Reuters’ prior written approval. Copyright 20[13], Thomson Reuters. All rights reserved. The INSERT NAME OF PERMITTED LICENSEE PRODUCT is not sponsored, endorsed, sold or promoted by Thomson Reuters and Thomson Reuters makes no representation regarding the advisability of investing in INSERT NAME OF PERMITTED LICENSEE PRODUCT4.

(b) Licensee and each Permitted Licensee Entity agree that the Licensed Thomson Reuters Marks, Licensed Indexes and all Intellectual Property Rights and other rights, registrations and entitlements thereto, together with all applications, registrations and filings with respect to any of the Licensed Thomson Reuters Marks and any renewals and extensions of any such applications, registrations and filings, are and shall remain the sole and exclusive property of Thomson Reuters and/or its Affiliates. Licensee, for itself and on behalf of each Permitted Licensee Entity agrees to reasonably cooperate with Thomson Reuters in the maintenance of such rights and registrations and shall do such acts and execute such instruments as are reasonably necessary for such purpose in each case at Thomson Reuters’ cost and expense. Licensee, for itself and on behalf of each Permitted Licensee Entity, acknowledges that each of the Licensed Thomson Reuters Marks is part of the business and goodwill of Thomson Reuters and/or its Affiliates, and agrees that it shall not, during the Agreement Term or thereafter, contest the fact that the Permitted Licensee’ Entity’s rights in the Licensed Thomson Reuters Marks under this Agreement: (i) are limited solely to the use of the Licensed Thomson Reuters Marks as expressly provided in Section 2(a), and (ii) shall cease all licensed use of the Licensed Thomson Reuters Marks upon the expiration or earlier termination of this Agreement and/or the applicable Schedule, whichever is sooner, except that Licensee and each Permitted Licensee Entity may continue to reference the Licensed Indexes and Licensed Thomson Reuters Marks solely as required by any Applicable Law or as otherwise expressly provided herein for such rights to survive any such expiration or earlier termination of this Agreement and/or such applicable Schedule. Whether or not any use of Licensed Thomson Reuters Marks by Licensee and/or any Permitted Licensee Entity during or after the Agreement Term may constitute permissible nominative fair use shall be evaluated independently of this Agreement, and the parties expressly reserve all of their rights with respect thereto. Further, for the avoidance of doubt, nothing herein shall be construed to restrict WGC Parties from exercising their rights with respect to Intellectual Property Rights relevant to this Agreement as permitted by Applicable Laws and fair use principles after the Agreement Term.

(c) Licensee and each Permitted Licensee Entity recognize that the reputation and goodwill associated with the Licensed Thomson Reuters Marks have value and acknowledges that as between such entity and Thomson Reuters: such goodwill associated with the Licensed Thomson Reuters Marks belongs exclusively to Thomson Reuters; and that Thomson Reuters is the owner of all right, title and interest in and to the Licensed Thomson Reuters Marks. Except as otherwise provided in Section 7(i) below, Licensee, for itself and on behalf of each Permitted Licensee Entity, further acknowledges that as between such entity and Thomson Reuters all rights in any translations, derivations or modifications in the Licensed Thomson Reuters Marks which may be created by or for the applicable Permitted Licensee Entity, shall be and shall remain the exclusive property of Thomson Reuters and said property shall be and shall remain a part of Thomson Reuters’ Intellectual Property Rights subject to the provisions and conditions of this Agreement. Licensee, for itself and on behalf of each Permitted Licensee Entity, agrees during the Agreement Term that it will not either directly or indirectly, contest Thomson Reuters’s and/or its Affiliates’ exclusive ownership of any of the Licensed Indexes and Licensed Thomson Reuters Marks.

(d) Licensee and each Permitted Licensee Entity agree to use the Licensed Indexes and Licensed Thomson Reuters Marks under this Agreement solely in accordance with the terms of this Agreement. Licensee, for itself and on behalf of each applicable Permitted Licensee Entity, agrees to submit to Thomson Reuters, for Thomson Reuters’ review and approval, and the Permitted Licensee Entity shall not use until receiving Thomson Reuters’ approval thereof in writing, all Informational Materials that mention Thomson Reuters or the Thomson Reuters Marks. Thomson Reuters’ approval, which shall not be unreasonably withheld, shall be required only with respect to the use of and/or description of Thomson Reuters, the Licensed Indexes or any of the Licensed Thomson Reuters Marks, including as part of the name of Permitted Licensee Product and/or of the Composite Marks. Thomson Reuters shall notify Licensee of its approval or disapproval of any Informational Materials within five (5) business days following Thomson Reuters’ receipt thereof from Licensee. Once Informational Materials have been approved by Thomson Reuters, subsequent Informational Materials which are substantially similar (regardless of media) as previously approved Informational Materials and which do not materially alter the use or description of Thomson Reuters and/or it Affiliates, the Licensed Indexes or the Licensed Thomson Reuters Marks, as the case may be, need not be submitted for review and approval by Thomson Reuters. Upon receiving notice, if Thomson Reuters or its Affiliates wish to comment on any such Information Materials, then the Licensee shall use its commercially reasonable efforts to amend such Information Materials in such manner as prescribed by Thomson Reuters or its Affiliates. Licensee shall use its commercially reasonable efforts to protect the goodwill and reputation of Thomson Reuters and its Affiliates in connection with its marketing, promotion and distribution of any Permitted Licensee Product.

(e) Licensee and each applicable Permitted Licensee Entity agree that the Licensed Thomson Reuters Marks and Licensee Marks, to the extent they appear in any Informational Materials, shall appear, insofar as is reasonably practicable, separately and shall be clearly identified with regard to ownership. Licensee, for itself and on behalf of each applicable Permitted Licensee Entity, agrees that whenever the Licensed Thomson Reuters Marks are used in any Informational Material in connection with any of the Permitted Licensee Products, such Licensed Thomson Reuters Marks shall not be given unusual prominence so as to give the impression that Thomson Reuters is the issuer or sponsor of such Permitted Licensee Products.

(f) Licensee and each Permitted Licensee Entity agree to submit to Thomson Reuters any proposed change in the use of the Licensed Thomson Reuters Marks for, and shall be subject to, Thomson Reuters’ prior written consent in accordance with, and subject to the provisions of, Section 7(d).

(g) If at any time Thomson Reuters is of the reasonable opinion that the Licensed Index or the Licensed Thomson Reuters Marks are not being properly used pursuant to this Agreement or the applicable Schedule, or that the standard of quality of any of the Informational Materials does not conform to the standards as set forth herein or in the applicable Schedule, Thomson Reuters shall give notice to Licensee to that effect. Upon receipt of such notice, Licensee and Thomson Reuters shall discuss and mutually agree on the appropriate remedial action, if any, and Licensee shall, as soon as reasonably practicable thereafter, implement, or cause the applicable Permitted Licensee Entity to implement the agreed-upon remedial action with respect to the applicable Informational Materials.

(h) Except as otherwise expressly permitted by the terms of this Agreement, Licensee Affiliates shall not furnish the name, trademark or proprietary indicia of Thomson Reuters, or any Affiliate thereof as a reference or utilize the name, trademark or proprietary indicia of Thomson Reuters or any Affiliate thereof in any customer lists, advertising, announcement, press release or promotional materials, including testimonials, quotations, case studies, and other endorsements without the prior written consent of Thomson Reuters, such consent not to be unreasonably withheld or delayed.

(i) Subject to the approval of the applicable governing body or bodies of the relevant Permitted Licensee Product, Licensee will identify and Market the Permitted Licensee Products with the Composite Marks which include the Licensed Thomson Reuters Marks. Thomson Reuters, for itself and on behalf of each Thomson Reuters Affiliate: (A) recognizes that the reputation and goodwill associated with the Licensee Marks have value and acknowledges that as between Thomson Reuters and the applicable Permitted Licensee Entity, such goodwill associated with the Licensee Marks belongs exclusively to such Permitted Licensee Entity, and that the Permitted Licensee Entity is the owner of all right, title and interest in and to the Licensee Marks; (B) acknowledges and agrees that the Licensee Marks are and will remain the exclusive property of the applicable Permitted Licensee Entity, and that all goodwill that attaches to the Licensee Marks as a result of the use of such marks in the Composite Marks will redound to the exclusive benefit of the applicable Permitted Licensee Entity; (C) further acknowledges that as between them and the applicable Permitted Licensee Entity all rights in any translations, derivations or modifications in the Licensee Marks which may be created in connection with this Agreement (including all applicable Schedules), shall be and shall remain the exclusive Intellectual Property Rights of such Permitted Licensee Entity; and (D) agrees during the Agreement Term and thereafter, that it will not, either directly or indirectly, contest the applicable Permitted Licensee Entity’s exclusive ownership of any of the Licensee Marks.

(j) The Parties agree that during the applicable Schedule Term, both the Permitted Licensee Entity identified to Thomson Reuters in writing by Licensee, and Thomson Reuters, will have the right to use the Composite Marks in connection with the Permitted Licensee Products and otherwise to perform its obligations under this Agreement, including the applicable Schedule and/or as required by any law, rule and/or regulation. The Parties agree that neither Licensee, any Permitted Licensee Entity nor Thomson Reuters will register or apply for registration of any Composite Mark in any jurisdiction. The Parties agree that neither Licensee, any Permitted Licensee Entity nor Thomson Reuters will: (i) use the Composite Marks in connection with the creation or marketing of any Product other than the applicable Permitted Licensee Product, and (ii) take any action to damage any Composite Mark or take any action that, in the reasonable opinion of the affected Party, would bring any Composite Mark, Licensee Marks or the Licensed Thomson Reuters Marks into disrepute. The Parties agree that upon the expiration or earlier termination of the applicable Schedule Term, neither Thomson Reuters, Licensee nor any Permitted Licensee Entity the right to use the Composite Marks for any purpose. In any case, the Parties’ respective ownership rights will persist in the constituent Licensed Thomson Reuters Marks and Licensee Marks that together comprised the Composite Marks.

8.	Proprietary Rights & Confidentiality.

(a) The WGC Parties expressly acknowledge and agree that: (i) the Licensed Indexes and the Licensed Thomson Reuters Marks were selected, compiled, coordinated, arranged and prepared by Thomson Reuters through the application of methods and standards of judgment used and developed through the expenditure of considerable work, time and money by Thomson Reuters, (ii) the Licensed Indexes and the Licensed Thomson Reuters Marks are valuable assets of Thomson Reuters, and (iii) the WGC Parties will, use commercially reasonable efforts to prevent any unauthorized use of the Licensed Indexes or the Licensed Thomson Reuters Marks, or any of the information provided to it concerning the selection, compilation, coordination, arrangement and preparation of the Licensed Indexes or the Licensed Thomson Reuters Marks.

(b) All Parties shall treat as confidential and shall not disclose or transmit to any third party any Confidential Information of a Party to this Agreement. Notwithstanding the preceding, a Party may divulge the Confidential Information of the other Party on a need to know basis to such Party’s Affiliates, employees, service providers, attorneys, accountants, and other professional advisers, in each case provided the disclosee is bound by confidentiality obligations under which he, she or it is obligated to maintain the confidentiality of such Confidential information.

(c) Notwithstanding the provisions of the foregoing Section 8(b), either Party may reveal Confidential Information of the other Party to any regulatory agency or court of competent jurisdiction if such information to be disclosed is: (i) approved in writing by the providing Party for disclosure, or (ii) required by law, regulatory agency, self-regulatory agency, governmental body or court order to be disclosed by the receiving Party, provided, if permitted by law, that prior written notice of such required disclosure is given to the providing Party and provided further that the receiving Party shall reasonably cooperate with the providing Party to limit the extent of such disclosure (at the providing Party’s expense). In this connection, it is understood that the Permitted Licensee Entity may be required to file copies of this Agreement and the applicable Schedule as Exhibits to registration statements to be filed with the Commission or other applicable regulatory bodies, subject only to redaction of certain numerical information embodying financial terms to the extent such redaction is permitted by the applicable regulatory bodies. The WGC Parties expressly acknowledge and agree that they shall use commercially reasonable efforts to limit disclosure of such financial terms in connection with such filings.

9.	Warranties; Disclaimers.

(a) Each Party represents and warrants to the other that such Party, as of the Agreement Effective Date, it has the authority to enter into this Agreement according to its terms, and that its execution and delivery of this Agreement, any Schedule and its performance hereunder and thereunder, (i) does not and will not violate any agreement applicable to it and (ii) such Party will comply with all Applicable Laws. The WGC Parties represent and warrant to Thomson Reuters that the Permitted Licensee Products, including the Launch and Marketing thereof by itself and/or each Permitted Licensee Entity, does not and will not violate any agreement applicable to it or a Licensee Affiliate or violate any Applicable Laws and shall conform to the characteristics in the definition of Product herein.

(b) Licensee shall ensure that the Thomson Reuters Disclaimer statement contained in the applicable Schedule is used and included in any prospectuses, registration statements and Informational Materials, relating to any Permitted Licensee Products (and upon request, shall promptly furnish copies thereof to Thomson Reuters). Any changes in the Thomson Reuters Disclaimer statement contained in the applicable Schedule must be approved in advance in writing by an authorized representative of Thomson Reuters.

(c) Without limiting the disclaimers set forth in this Agreement (including in any Schedule): (i) in no event shall the cumulative liability of Thomson Reuters relating to this Agreement at any time exceed the lesser of (X) the Thomson Reuters Liability Cap (as defined below) in Section 10(b)) or (Y) aggregate the amount of Fees received by Thomson Reuters pursuant to this Agreement prior to such time such liability first arose, and (ii) under no circumstances will either Thomson Reuters or Licensee be liable for any lost profits or indirect, punitive, special or consequential damages or losses under or related to this Agreement, regardless of the form of action, even if such Party knows that they might occur. The foregoing limitations of this Section 9(c) shall not apply to the obligations under Sections 4, 8(b) and 8(c) or to any infringement of the Licensed Indexes and Licensed Thomson Reuters Marks by and/or on behalf of any Licensee Affiliate. For the avoidance of doubt, in no event will Thomson Reuters have any liability with respect to the Permitted Licensee Products other than liability related to or based on the Licensed Index or the Licensed Thomson Reuters Marks.

(d) Thomson Reuters represents to Licensee that: (i) Thomson Reuters is the owner of the Licensed Indexes and the Licensed Thomson Reuters Marks, (ii) Thomson Reuters has the right to grant the License herein upon the provisions contained in this Agreement and the applicable Schedule, (iii) the Licensed Indexes and the Licensed Thomson Reuters Marks do not infringe on any third party’s Intellectual Property Rights in the Licensed Territory, and (iv) no third party claim has been asserted against Thomson Reuters that the Licensed Indexes and/or the Licensed Thomson Reuters Marks infringe on any third party’s proprietary rights.

(e) EXCEPT FOR THE WARRANTIES EXPRESSLY SET FORTH IN THIS SECTION 9: (A) THE LICENSED INDEXES AND LICENSED THOMSON REUTERS MARKS ARE PROVIDED “AS IS” WITH ALL FAULTS, (B) ALL WARRANTIES AND REPRESENTATIONS OF ANY KIND WITH REGARD TO THE LICENSED INDEXES AND LICENSED THOMSON REUTERS MARKS ARE DISCLAIMED INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, QUALITY, ACCURACY, FITNESS FOR A PARTICULAR PURPOSE AND/OR AGAINST INFRINGEMENT AND/OR WARRANTIES AS TO ANY RESULTS TO BE OBTAINED BY AND/OR FROM THE USE OF THE LICENSED INDEXES AND LICENSED THOMSON REUTERS MARKS, (C) THERE ARE NO REPRESENTATIONS OR WARRANTIES WHICH EXTEND BEYOND THE DESCRIPTION ON THE FACE OF THIS AGREEMENT, IF ANY, AND (D) THOMSON REUTERS DOES NOT GUARANTEE THE AVAILABILITY, SEQUENCE, TIMELINESS, ACCURACY OR COMPLETENESS OF THE LICENSED INDEXES AND/OR LICENSED THOMSON REUTERS MARKS.

10.	Indemnification.

(a) Licensee’s Indemnification Obligation. Except to the extent covered under Thomson Reuters’ indemnification obligations pursuant to Section 10(b), and subject to the conditions set forth in Section 10(c), the Indemnifying Licensee Entity shall indemnify and defend Thomson Reuters and its Affiliates, and their respective officers, directors, members, employees and agents, against any and all third-party claims, demands, actions, judgments, liabilities, costs, charges and expenses (including reasonable attorneys’ and experts’ fees) (collectively, “Losses”) in connection with any of the following to the extent they arise out of or are related to a Schedule executed by the applicable Indemnifying Licensee Entity: (I) any claim that any of the Licensee Marks, including any permitted use within any Composite Marks (subject to the Composite Mark Liability Limitation as defined in Section 10(c)(v)), in the manner authorized by this Agreement, violates or infringes any Intellectual Property Rights of any third-party, (II) any claim, action or proceeding that arises out of or relates to the Launch and/or Marketing of the Permitted Licensee Products, (III) any actual or alleged inaccuracy or omission in any prospectus of any Permitted Licensee Product or supplement thereto, registration statement of any Permitted Licensee Product, periodic regulatory filing, post-effective amendment or annual report of any Permitted Licensee Product or any advertising or promotional material generated by the Indemnifying Licensee Entity, (IV) any claim relating specifically to any adjudicated breach of any representation or warranty of Licensee set forth in Section 9 of this Agreement, and/or (V) any violation or alleged violation of any Applicable Law with respect to any Permitted Licensee Product, including, without limitation, the Securities Act of 1933, as amended, and the rules adopted by the Commission thereunder, that arises out of any action taken or omitted to be taken by the Indemnifying Licensee Entity, except, with respect to any of the foregoing in clauses (I)-(V), to the extent that any such Losses result from Thomson Reuters’ willful misconduct or gross negligence related to any Licensed Index. “Indemnifying Licensee Entity” as used herein shall mean the specific Licensee entity that has executed the applicable Schedule giving rise to the indemnification obligation described above.

(b) Thomson Reuters’ Indemnification Obligation. Except to the extent covered under an Indemnifying Licensee Entity indemnification obligation pursuant to Section 10(a), and subject to the conditions set forth in Section 10(c), Thomson Reuters shall indemnify and defend Permitted Licensee Entity, and its respective officers, directors, members, employees and agents, against any and all Losses that arise out of or relate to: (I) any third-party claim that the Permitted Licensee Entity’s use of the Licensed Index and/or Licensed Thomson Reuters Marks, including any permitted use within any Composite Marks (subject to the Composite Mark Liability Limitation as defined in Section 10(c)(v)), in the manner authorized by this Agreement violates or infringes any Intellectual Property Rights of any third-party, (II) any claim relating specifically to any adjudicated breach of a representation or warranty of Thomson Reuters set forth in Section 9 of this Agreement, (III) any claim relating specifically to a violation of any law, rule or regulation relating to the intellectual property licensed pursuant to Section 2 of this Agreement, and (IV) Thomson Reuters’ gross negligence or willful misconduct related to any Licensed Index, except, with respect to any of the foregoing in clauses (I)-(IV), to the extent that any such Losses result from the Licensee’s or the Indemnifying Licensee Entity’s willful misconduct or gross negligence related to any Permitted Licensee Product. Notwithstanding anything to the contrary in this Agreement, any amounts payable by Thomson Reuters or its Affiliates under this Agreement (including this Section 10(b)) and the aggregate liability of Thomson Reuters and its affiliates to the WGC Parties shall not exceed U.S. $400,000 (such amount, the “Thomson Reuters Liability Cap”). Thomson Reuters shall not be liable or otherwise responsible to any indemnified party for payment of any amount in excess of such Thomson Reuters Liability Cap.

If a claim is made that the Permitted Licensee Entity’s use of the Licensed Index and/or Licensed Thomson Reuters Marks in the manner authorized by this Agreement infringes any Intellectual Property Rights of any third-party, Thomson Reuters may, in Thomson Reuters’ sole and absolute discretion, either: (A) procure for the Permitted Licensee Entity the right to continue using the Licensed Index and/or Licensed Thomson Reuters Marks, (B) modify the Licensed Index and/or Licensed Thomson Reuters Marks to make the use noninfringing, (C) replace the Licensed Index and/or Licensed Thomson Reuters Marks with noninfringing products, or (D) terminate the applicable Schedule upon ninety (90) calendar days prior written notice to Licensee (or such lesser time as is required by the applicable court of competent jurisdiction or third-party claiming that the applicable materials are infringing); provided that in the event Thomson Reuters elects to proceed under (B), (C), or (D) herein, Licensee may terminate the applicable Schedule upon (60) sixty days prior written notice to Thomson Reuters (or such lesser time as is reasonably practicable for Licensee to provide under the circumstances).

This Section 10(b) sets forth Thomson Reuters’ sole and exclusive obligation and liability and Licensee’s and each Permitted Licensee Entity’s sole and exclusive remedy with respect to any claim that the Licensed Index and/or Licensed Thomson Reuters Marks infringe any Intellectual Property Right of any third-party.

(c) Indemnification Conditions. Each indemnifying party’s obligations under Section 10(a) and Section 10 (b) above are conditioned upon the following:

(i) The indemnifying party receiving prompt written notice of each such claim, action or proceeding (but the failure to do so shall not relieve the indemnifying party of any liability hereunder except to the extent the indemnifying party has been materially prejudiced therefrom).

(ii) The indemnifying party receiving reasonable cooperation by the indemnified party.

(iii) Subject to the provisions of Section 10(c)(iv), the indemnifying party shall have the right to control and direct the investigation, defense and settlement of each such claim; provided however, that the indemnifying party will not accept any settlement which does not provide the indemnified party with a complete release or imposes liability not covered by these indemnifications or places restrictions on the indemnified party without the indemnified party’s prior written consent, which consent will not be unreasonably withheld or delayed.

(iv) If any indemnified claim shall be brought or asserted against an indemnified party and it shall have notified the indemnifying party thereof, the indemnifying party shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified person and any others entitled to indemnification pursuant to Section 10(a) or Section 10(b) (as applicable) that the indemnifying party may designate in any proceeding for such indemnified claim and shall pay the fees and expenses of such proceeding and shall pay the fees and expenses of such counsel related to such proceeding, as incurred. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (A) the indemnifying party and the indemnified party shall have mutually agreed to the contrary; (B) the indemnifying party has failed within a reasonable time to retain counsel reasonably satisfactory to the indemnified party; or (C) the named parties in any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them.

(v) Notwithstanding anything contained herein, Thomson Reuters shall not be liable hereunder if a claim is based on: (A) a combination of the Licensed Index and/or Licensed Thomson Reuters Marks with items not supplied by Thomson Reuters which is not a combination authorized under this Agreement and/or the applicable Schedule, (B) modifications to the Licensed Index and/or Licensed Thomson Reuters Marks not authorized by Thomson Reuters, (C) use of the Licensed Index and/or Licensed Thomson Reuters Marks in a manner not authorized by this Agreement, or (D) the Permitted Licensee Product unrelated to the Licensed Index or the Licensed Thomson Reuters Marks. Notwithstanding anything to the contrary herein, each indemnifying party’s obligations as set forth in Section 10(a) and Section 10(b) as such obligations relate to third-party infringement claims arising out of the indemnifying party’s Marks shall only apply to the extent the claim is based solely on the indemnifying party’s Marks portion of any Composite Marks (i.e., in the case of Licensee, the Licensee Marks; and the in the case of Thomson Reuters, the Thomson Reuters Marks); and for clarity, not on: (I) the Composite Marks as a whole, and/or (II) the other party’s Marks portion thereof (collectively, the “Composite Mark Liability Limitation”).

11.	Suspension of Performance.

Notwithstanding anything herein to the contrary, neither Party shall bear responsibility or liability under this Agreement or to third parties for any damages arising out of any delay in or interruptions of performance of their respective obligations under this Agreement due to any act of God, act of governmental authority, or act of public enemy, or due to war, the outbreak or escalation of hostilities, riot, fire, flood, civil commotion, terrorism, insurrection, strike, other work stoppage, or slow-down (except for such strike, work stoppage or slow-down caused by the party seeking to assert the benefit of this Section 11), severe and adverse weather conditions, power failure, communications line or other technological failure, or other similar cause beyond the reasonable control of the Party so affected; provided, however, that nothing in this Section 11 shall affect the obligations under Section 4 or Section 10.

12.	Injunctive Relief.

In the event of a Breaching Party’s breach of any material provision of this Agreement and/or of a Schedule relating to the Confidential Information of the Non-breaching Party, the Breaching Party acknowledges and agrees that damages would be an inadequate remedy and that the Non-breaching Party shall be entitled to seek preliminary and permanent injunctive relief to preserve such confidentiality or limit improper disclosure of such Confidential Information, but nothing herein shall preclude the Non-breaching Party from pursuing any other action or remedy for any breach or threatened breach of this Agreement and/or of a Schedule. All remedies under this Section 12 shall be cumulative.

13.	Other Matters.

(a) This Agreement and each Schedule is each solely and exclusively between the Parties hereto and thereto and, except to the extent otherwise expressly provided herein and/or therein, shall not be assigned or transferred, nor shall any duty hereunder be delegated, by either Party, without the prior written consent of the other Party, which consent shall not unreasonably be withheld, and any attempt to so assign or transfer this Agreement and/or any Schedule, or delegate any duty hereunder and or thereunder without such written consent shall be null and void. Notwithstanding the foregoing, WGC may assign (without such consent) its rights and obligations under this Agreement or any Schedule to any Affiliate that is listed as the sponsor of a Permitted Licensee Product in the registration statement for such Permitted Licensee Product. This Agreement shall be valid and binding on the Parties and their successors and permitted assigns.

(b) This Agreement, including the Schedules and Exhibits hereto (which are hereby expressly incorporated into and made a part of this Agreement), constitutes the entire agreement of the Parties hereto with respect to its subject matter, and supersedes any and all previous agreements between the Parties with respect to the subject matter of this Agreement. There are no oral or written collateral representations, agreements or understandings except as provided herein. To the extent there is any conflict between the provisions of this Agreement and the provisions of any Schedule, the provisions of such Schedule shall control and be binding.

(c) No waiver, modification or amendment of any of the terms and conditions hereof shall be valid or binding unless set forth in a written instrument signed by duly authorized representatives of both Parties. The delay or failure by either Party to insist, in any one or more instances, upon strict performance of any of the terms or conditions of this Agreement or to exercise any right or privilege herein conferred shall not be construed as a waiver of any such term, condition, right or privilege, but the same shall continue in full force and effect.

(d) No breach, default or threatened breach of this Agreement by either Party shall relieve the other Party of its obligations or liabilities under this Agreement with respect to the protection of the property or proprietary nature of any property which is the subject of this Agreement.

(e) All notices and other communications under this Agreement shall be: (i) in writing, and (ii) delivered by: (A) hand (with receipt confirmed in writing), or (B) by registered or certified mail (return receipt requested), or (C) by facsimile transmission (with receipt confirmed in writing) and ordinary mail, to the address or facsimile number set forth below, as applicable, or to such other address or facsimile number, as applicable, as either Party shall specify by a written notice to the other, and (iii) deemed given upon receipt.

If notice is being provided to Thomson Reuters:

With copies to:

If notice is being provided to a WGC Party:

Will Rhind

WGC USA, Inc.

510 Madison Avenue, 9th Floor

New York, NY 10022, United States of America

Email:

With copies to:

General Counsel

WGC USA, Inc.

510 Madison Avenue, 9th Floor

New York, NY 10022, United States of America

Email: brian.bellardo@gold.org

(f) This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of New York without reference to or inclusion of the principles of choice of law or conflicts of law of that jurisdiction. It is the intent of the Parties that the substantive law of the State of New York govern this Agreement and not the law of any other jurisdiction incorporated through choice of law or conflicts of law principles. Each Party agrees that any legal action, proceeding, controversy or claim between the Parties arising out of or relating to this Agreement shall be brought and prosecuted only in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York in and for the First Judicial Department and by execution of this Agreement, each Party hereto submits to the exclusive jurisdiction of such court (subject to removal to Federal court in accordance with applicable law in the case of any action commenced in State court) and waives any objection it might have based upon improper venue or inconvenient forum. Each Party hereto hereby waives any right it may have in the future to a jury trial in connection with any legal action, proceeding controversy or claim between the Parties arising out of or relating to this Agreement.

(g) Except as otherwise expressly provided herein, this Agreement is solely and exclusively for the benefit of the Parties hereto, any Permitted Licensee Entity and their respective successors, and nothing in this Agreement, express or implied, is intended to or shall confer on any other person or entity (including any purchaser of any Permitted Licensee Products), any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

(h) Sections 4(c), 5(h), 7(b), 7(c), 7(h), 7(i) (except the first sentence), 7(j), 8, 10, 12 and 13 shall survive the expiration or earlier termination of this Agreement.

(i) The Parties hereto are independent contractors. Nothing herein shall be construed to place the Parties in the relationship of partners or joint venturers, and neither Party shall acquire any power, other than as expressly provided in this Agreement, to bind the other in any manner whatsoever with respect to third parties.

(j) All references herein to “reasonable efforts” shall include taking into account all relevant commercial and regulatory factors. All references herein to “regulations” or “regulatory proceedings” shall include regulations or proceedings by self-regulatory organizations such as securities or futures exchanges. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement will include the corresponding masculine, feminine or neuter forms and the singular forms of nouns, pronouns, and verbs will include the plural and vice versa. The use of the words “include” or “including” in this Agreement will be by way of example rather than by limitation. The use of the words “or,” “either” or “any” will not be exclusive.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Agreement Effective Date.

THOMSON REUTERS (MARKETS) LLC

By:
Name:
Title:

WGC USA, INC.

By:
Name:
Title:

EXHIBIT A

FORM OF SCHEDULE

SCHEDULE NO.

TO

INDEX LICENSE AGREEMENT

THIS SCHEDULE NO. 1 (“SCHEDULE”) TO INDEX LICENSE AGREEMENT (“Agreement”), dated as of April             , 2015, made by and between Thomson Reuters [Markets] LLC, (“Thomson Reuters”), having an office at 3 Times Square, New York, NY 10036, and [Name of WGC USA] (“Licensee”), having an office at 510 Madison Avenue, 9th Floor, New York, New York 10022, is dated as of April [            ], 2015 (“Schedule Effective Date”), and is made by and between Thomson Reuters and Licensee.

By signing below, Thomson Reuters and Licensee agree to comply with the terms of the Agreement with respect to the matters set forth herein, all of which are hereby incorporated by reference herein. In addition, the rights and obligations pursuant to this Schedule shall extend to any Permitted Licensee Entity in accordance with the terms of the Agreement. Capitalized terms used but not defined in this Schedule have the same meanings as in the Agreement.

1.	Licensed Index: [Thomson Reuters World Gold Council Global Gold Index]

2.	Licensed Thomso Reuters Marks: Thomson Reuters

3.	Permitted Licensee Entity: [Name of WGC USA; Name of Global Gold ETF].

4.	Licensed Territory: Worldwide.

5.	Fees:

The Fees shall be the amount set forth in the Agreement [            ].

For the avoidance of doubt, the calculation of the fee shall take place according to the following calculation methodology:

Total assets of the Permitted Licensee Product calculated in U.S. dollars for each calendar day of the quarter shall be summed and that sum shall then be divided by the actual number of calendar days in the calendar quarter to produce quarterly average assets. The quarterly average assets shall be multiplied by the specified fee rate to result in the quarterly fee.

The specified fee rate shall be divided by 365 and the resulting total shall then be multiplied by the number of days in the quarter to produce the quarterly fee rate.

The Fees (and Taxes, if applicable) will be due and payable by Licensee by wire transfer, in accordance with payment to be paid in accordance with the following instructions:

Thomson Reuters

TAXPAYER ID

Fed ABA:

Thomson Reuters (Markets) LLC

Account #:

Account Title: IB BEST (Index Fees from [Name of Product])

Attn:

6.	Product Exclusivity Period: The Schedule Term.

7.	Exclusive Territory: Worldwide.

8.	[Intentionally left blank.]

9.	Schedule Initial Term: The Schedule Initial Term shall commence as of the Schedule Effective Date and shall remain in full force and effect for a period of three (3) years; provided, however that, if a WGC Party sponsors a Global Gold ETF, the Agreement shall remain in full force and effect, and the Schedule Initial Term shall extend until the business day immediately following the dissolution or winding down of the last Global Gold ETF sponsored by a WGC Party, unless and until this Schedule and/or the Agreement is terminated earlier as provided herein and/or therein.

10.	Thomson Reuters Disclaimers: See Exhibit A (Thomson Reuters Disclaimers) attached hereto and made a part hereof.

11.	[Intentionally left blank.]

12.	Websites relating to the applicable Permitted Licensee Product: [ ]

IN WITNESS WHEREOF, the Parties have caused this Schedule to be executed as of the Schedule Effective Date.

Thomson Reuters (Markets) LLC

By:
Name:
Title:

[NAME OF SPONSOR]

By:
Name:
Title:

[LEGAL NAME OF GLOBAL GOLD ETF]

By:
Name:
Title:

Exhibit A

Thomson Reuters Disclaimers

[Note that the correct, specific dates/names are to be used in place of the terms “2013”,

“Permitted Licensee Product”, “Thomson Reuters”, “Licensee” and “Licensed Index,” where applicable]

“Copyright [            ]

The [Permitted Licensee Product] is not sponsored, endorsed, sold or promoted by Thomson Reuters, Thomson Reuters makes no representation or warranty, express or implied, to the owners of the [Permitted Licensee Product] or any member of the public regarding the advisability of investing in securities generally or in the [Permitted Licensee Product] particularly or the ability of the [Licensed Index] to track the investment opportunities in the commodity futures and forwards markets or otherwise achieve its objective. [Thomson Reuters’] only relationship to [Licensee] is the licensing of the [Licensed Index] which is determined, composed and calculated by [Thomson Reuters] without regard to [Licensee] or the [Permitted Licensee Product]. [Thomson Reuters] has no obligation to take the needs of [Licensee] or the owners of the [Permitted Licensee Product] into consideration in determining, composing or calculating the {Licensed Index]. [Thomson Reuters] is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the [Permitted Licensee Product] to be issued or in the determination or calculation of the equation by which the [Permitted Licensee Product] is to be converted into cash. [Thomson Reuters] has no obligation or liability in connection with the administration, marketing or trading of the [Permitted Licensee Product].

THE [LICENSED INDEX] AND [PERMITTED LICENSEE PRODUCT] ARE PROVIDED “AS IS” WITH ANY AND ALL FAULTS. THOMSON REUTERS DOES NOT GUARANTEE THE AVAILABILITY, SEQUENCE, TIMELINESS, QUALITY, ACCURACY AND/OR THE COMPLETENESS OF THE [LICENSED INDEX] AND/OR THE [PERMITTED LICENSEE PRODUCT] AND/OR ANY DATA INCLUDED THEREIN, OR OTHERWISE OBTAINED BY [LICENSEE], OWNERS OF THE [PERMITTED LICENSEE PRODUCT], OR BY ANY OTHER PERSON OR ENTITY FROM ANY USE OF THE [LICENSED INDEX] AND/OR [PERMITTED LICENSEE PRODUCT]. THOMSON REUTERS MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OF FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE [LICENSED INDEX] OR ANY DATA INCLUDED THEREIN, OR OTHERWISE OBTAINED BY [LICENSEE], OWNERS OF THE [PERMITTED LICENSEE PRODUCT], OR BY ANY OTHER PERSON OR ENTITY FROM ANY USE OF THE [LICENSED INDEX] AND/OR [PERMITTED LICENSEE PRODUCT]. THERE ARE NO REPRESENTATIONS OR WARRANTIES WHICH EXTEND BEYOND THE DESCRIPTION ON THE FACE OF THIS DOCUMENT, IF ANY. ALL WARRANTIES AND REPRESENTATIONS OF ANY KIND WITH REGARD TO THE [LICENSED INDEX] AND/OR [PERMITTED LICENSEE PRODUCT], ARE DISCLAIMED INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, QUALITY, ACCURACY, FITNESS FOR A PARTICULAR PURPOSE AND/OR AGAINST INFRINGEMENT AND/OR WARRANTIES AS TO ANY RESULTS TO BE OBTAINED BY AND/OR FROM THE USE OF THE [LICENSED INDEXES] AND/OR THE [PERMITTED LICENSEE PRODUCT]. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THOMSON REUTERS HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, DIRECT, INDIRECT, OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.